Exhibit 10(aq)


                      MERGER AGREEMENT AND
                     PLAN OF REORGANIZATION


          This MERGER AGREEMENT and PLAN OF REORGANIZATION (the
"Agreement") dated as of March 26, 1999 is by and among ALPHA PEACH TREE CORPORATION ("APT"), a Delaware corporation whose principal office is located at 12 East 49th Street, New York, New York 10017; ALPHA HOSPITALITY CORPORATION ("AHC"), the parent of APT, which is a Delaware corporation whose principal office is located at 12 East 49th Street, New York, New York 10017; Carroll
E. Sentz ("Sentz"), Samuel B. Knight ("Knight").
William H. Shaw ("Shaw"), Roger D. Watson ("Watson") and John Scarboro ("Scarboro" and,collectively with Sentz, Knight, Shaw and Watson, the
"Sunstate Shareholders") and SUNSTATE
MANUFACTURED HOMES OF GEORGIA, INC. d/b/a PEACH STATE HOMES, a Georgia corporation whose principal address is P.O. Box 615, Adel, Georgia 31620 ("Sunstate").

                        R E C I T A L S:


     A. APT is a wholly-owned subsidiary of AHC and is authorized to issue 200 shares of Common Stock, no par value (the "APT Shares") of which 200 shares are issued and outstanding.

     B. Sunstate is in the business of manufacturing and selling single family mobile homes ("Sunstate's Business"), directly and through its two majority-owned subsidiaries, Georgia Housing
Connection, Inc. ("GHC") and South Georgia Housing Connection, Inc. ("SGHC", and with GHC, collectively, "Sunstate's Subsidiaries").

     C. The respective Boards of Directors of Sunstate and APT deem it desirable and in the best interests of their respective corporations, and of their respective stockholders, that Sunstate merge with and into APT in accordance with the Delaware General Corporation Law ("DGCL") and the Georgia Business Corporation Code ("GBCC"), as a result of which APT, the surviving corporation, and the holders of the outstanding capital stock of Sunstate will receive the consideration hereinafter set forth.

     D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").


     E. AHC and South Georgia Frames, Inc. ("SGF"), an affiliate of Sunstate, have agreed to merge (the "SGF Merger") into APT as set forth in a separate Merger Agreement and Plan of
Reorganization (the "SGF Merger Agreement"). The simultaneous consummation of the mergers of Sunstate and SGF, respectively, into APT is a condition to the consummation of both the SGF Merger and the Sunstate Merger.


     NOW, THEREFORE, in consideration of the terms, conditions, agreements and covenants contained herein, and in reliance upon the representations and warranties contained in this Agreement, the parties hereto agree as follows:


                                1.

               MERGER OF SUNSTATE WITH AND INTO APT

     1.1 The Merger; Survival of APT. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2 below), Sunstate shall be merged with and into APT in accordance with the provisions of Section 252 of the DGCL and Section 14-2-1107 of the GBCC and with the effect provided in Sections 259 and 261 of the DGCL and 14-2-1106 of the GBCC, and the separate existence of Sunstate shall thereupon cease. APT shall be the surviving corporation in the Merger (hereinafter sometimes referred to as "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger, (a) Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of Sunstate, (b) all obligations belonging to or due Sunstate shall be vested in, and become the obligations of, Surviving Corporation without further act or deed, (c) title to any real estate or any interest therein vested in Sunstate shall not revert or in any way be impaired by reason of the Merger, (d) all rights of creditors and all liens upon any property of Sunstate shall be preserved unimpaired, and (e) Surviving Corporation shall be liable for all of the obligations of Sunstate and any claim existing, or action or proceeding pending, by or against Sunstate may be prosecuted to judgment with right of appeal, as if the Merger had not taken place.

     1.2  Effective Time of the Merger.   The Merger shall become effective at
such time (the "Effective Time") as a Certificate of Merger, in the form set forth as Exhibit 1.2 hereto, is filed with the Secretaries of State of the State of Delaware and the State of Georgia (the "Merger Filings") or such later date and time as may be specified in the Certificate of Merger, such filing shall be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by this Agreement (the "Effective Date").

     1.3  Consideration for the Merger.

          1.3.1 Merger Value. As used herein, "Merger Value" shall be $8,560,625. The Sunstate Shareholders hereby represent and warrant that such value represents five times the twelve month cash flow set forth in the September 26, 1998 audited consolidated cash flow adjusted for fraudulent overpayments resulting from the actions of a former employee and for executive compensation, as calculated in accordance with Schedule 1.3.1 hereof, that the data on Schedule 1.3.1 is true and accurate in all material aspects, and that Schedule 1.3.1 hereof is a true, complete and correct calculation, accurate in all material respects of the Merger Value

          1.3.2 Merger Consideration. As used herein the "Merger Consideration" shall consist of:

               (i) Cash equal to $4,280,312, representing 50% of the Merger Value ("Cash Consideration"); plus

               (ii) A number of shares of AHC common stock having a market value equal to 25% of the Merger Value (the "Alpha Merger Stock"). The aggregate value, and number of shares, of the Alpha Merger Stock shall be based on a per share valuation equal to the fourteen (14) day average of the closing price of AHC Common Stock as reported on the Nasdaq Small Cap Market, for the fourteen (14) successive trading day period terminating two (2) days prior to the Closing Date (the "Alpha Merger Stock Valuation"); plus

               (iii) A number of shares of AHC Series D Preferred Stock having an aggregate liquidation value of 25% of the Merger Value (the "Preferred S tock").


     1.4 Conversion of the Sunstate Stock; Registration of AHC Merger Stock. The manner and basis of converting the shares of Sunstate Stock (as defined below) into shares of AHC Common Stock shall be as follows:

          1.4.1     Conversion Ratio.

               (i) Sunstate has issued and outstanding 400,000 shares of common stock (the "Sunstate Stock"). Each share of Sunstate Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, or any other action whatsoever, be converted into .00025% of the Merger Consideration.

               (ii) Each issued share of APT common stock shall remain unchanged.

          1.4.2 No Fractional Shares. No rights to receive fractional shares of or interests in fractional Alpha Merger Stock shall arise under this Agreement, and no certificates or scrip representing fractional Alpha Merger Stock shall be issued hereunder. Upon surrender of a certificate or certificates previously evidencing Sunstate Stock, any fractional share interest or interests in Alpha Merger Stock that the holder of such certificate or certificates would otherwise be entitled to receive shall be paid by AHC to such holder by check in an amount based upon the Alpha Merger Stock Valuation multiplied by the fractional number of shares to which such holder would be entitled.

          1.4.3 Unregistered Stock. Certificates evidencing the Alpha Merger Stock shall bear an appropriate legend to the effect that they have not been registered with the Securities and Exchange Commission or any other state securities authority.

          1.4.4 Registration Rights. The Sunstate Shareholders shall collectively have certain "piggy back" rights with regard to the Alpha Merger Stock and also shall have the right to make one request that AHC register all or a portion of the Alpha Merger Stock with the Securities and Exchange Commission ("SEC") pursuant to the requirements of the Securities Act of 1933, as amended, and all Rules and Regulations promulgated thereunder (the "Act"), during the twelve (12) month period following the Closing Date, subject to the terms and conditions of that certain Registration Rights Agreement of even date herewith between AHC and the Sunstate Shareholders, a copy of which is appended hereto as Exhibit 1.4.4.

          1.4.5 Valuation Protection. For a period of eighteen months after the effective date of the registration of the Alpha Merger Stock, if any Sunstate Shareholder sells any of his or her Alpha Merger Stock in an open market brokered transaction for less than 80% of the Alpha
Merger Stock Valuation, APT shall pay such Sunstate Shareholder the negative difference, if any, between (x) the sales price on such Stock sale, (making no deduction or adjustment for fees or commissions paid in connection with such sale) (the "Gross Sales Price"), minus (y) 80% of the
Alpha Merger Stock Valuation.  The result of the application of the foregoing
formula is referred to as the "Shortfall".   APT shall have the option to pay
any Shortfall by (i) making a cash payment in the amount of the Shortfall; or
(ii) causing AHC to issue additional unregistered shares of AHC
Common Stock having a value equal to the Shortfall; or (iii) a combination of
(i) and (ii). For purposes of valuing Alpha Common Stock used to pay all or a portion of a Shortfall, Alpha Common Stock shall be deemed to have a value equal to the average closing bid price for AHC common stock as reported by the Nasdaq Small Cap Market, or any other such national exchange, public market or over-the-counter market on which the AHC Common
Stock is then trading (the "Primary Exchange"), for each of the ten (10) trading days preceding the Sunstate Shareholder's sale triggering this obligation, and the ten (10) days succeeding such sale. If, however, at any time during the eighteen month period following the effective date of the registration of the Alpha Merger Stock, AHC's Common Stock's average closing price, as reported by the Primary Exchange, for fourteen (14) consecutive days is at least 120% of the Alpha Merger Stock Valuation, the provisions of this Section 1.4.5 will expire and terminate.

          1.4.6 Preferred Stock Designations. The rights and designations of the Preferred Stock shall be as set forth in the Series D Preferred Stock Certificate of Designation in the form attached hereto as Exhibit 1.4.6.
Such rights and designations shall include, without limitation, the following provisions:

               (i) Each share of Series D Preferred Stock to be entitled to an annual dividend of an amount equal to nine percent (9%) of the liquidation value of such share, which shall be payable, at AHC's election, in either cash or shares of AHC Common Stock. For purposes of valuing Alpha Common Stock used to pay all or a portion of a dividend, Alpha Common Stock shall be deemed to have a value equal to the average closing bid price as reported by the Primary Exchange for AHC common stock for each of the ten (10) days preceding such event of liquidation and for each of the ten (10) days succeeding such event. The aggregate liquidation value of the Preferred Stock shall be equal to twenty-five percent (25%) of the Merger Value.

               (ii) Each share of Series D Preferred Stock shall be convertible into shares of AHC Common Stock at a per-share price for such common stock equal to two times the Alpha Merger Stock Valuation. AHC shall have the right, at any time during the five year period immediately succeeding the Closing Date to redeem the Preferred Stock for a payment in cash equal to the liquidation value of the Preferred Stock, plus any accrued and unpaid dividends, upon fourteen (14) days' notice to the Sunstate Shareholders. The Sunstate Shareholders shall have the option to accept the cash redemption or to exercise their conversion option during such fourteen (14) day period. On the fifth anniversary of the Closing Date the Preferred Stock shall automatically convert into AHC Common Stock at a price equal to two times the Alpha Merger Stock Valuation.

     1.5  Exchange at Closing.

          (a)  At the Closing, AHC and APT shall deliver to the Sunstate
Shareholders:

               (i)  certificates for the AHC Merger Stock and the Preferred
Stock;

               (ii) bank checks or wire transfers for the Cash Consideration.

          (b) The Sunstate Shareholders shall deliver to AHC and APT certificates evidencing the Sunstate Shares.

          (c) In the event the Merger cannot be consummated on the Closing Date, the deliveries made pursuant to (a) and (b) above shall be placed in escrow with Parker Duryee Rosoff & Haft, attorney for AHC, who, pursuant to a written escrow agreement, in form attached hereto as
Exhibit 1.5, shall be instructed to release the foregoing from escrow promptly upon notification of the effectiveness of the Merger on the Effective Date. All documents executed in connection herewith in anticipation of Closing, if any, shall likewise be held pursuant to such Escrow Agreement.

     1.6 Effect of Merger. As of the Effective Date, all of the following shall occur:

          (a) The separate existence and corporate organization of Sunstate (except insofar as it may be continued by statute) shall cease and APT, as the corporation surviving the Merger, shall possess the rights, privileges, powers and franchises, and be subject to all the restrictions, disabilities and duties of, Sunstate in the manner specified in the corporate laws of the States of Georgia and Delaware.

          (b) The Certificate of Incorporation of APT, as in effect on the Effective Date, shall continue in effect without change or amendment.

          (c) The By-laws of APT, as in effect on the Effective Date, shall continue in effect without change or amendment.

          (d) Upon the Effective Date, the Board of Directors of APT shall continue.

     1.7 Disclosure Schedules. Simultaneously with the execution of this Agreement, (a) Sunstate and the Sunstate Shareholders shall deliver a schedule relating to Sunstate (including Sunstate's Subsidiaries) and the Sunstate Shareholders (the "Sunstate Disclosure Schedule"), and
(b) AHC shall deliver a schedule relating to AHC and APT (the "Alpha Disclosure Schedule" and, collectively, with the Sunstate Disclosure Schedule, the "Disclosure Schedules") setting forth the matters required to be set forth in the Disclosure Schedules as described elsewhere in this Agreement. The Disclosure Schedules shall be deemed to be part of this Agreement.


                                2.

    CONDUCT OF BUSINESS PENDING CLOSING; STOCKHOLDER APPROVAL

     Sunstate (which for purposes of this Article 2 shall include Sunstate's Subsidiaries and the Sunstate Shareholders) and AHC (which for purposes of this Article II shall include APT) covenant that between the date hereof and the Closing Date (as hereinafter defined):

     2.1 General. Each of the parties agrees to use his, her or its best efforts to take, or cause to be taken, all action to do, or cause to be done all things necessary, proper or advisable to consummate and make effective the Merger and the SGF Merger.

     2.2  Notices and Consents.

          2.2.1 Sunstate shall give any notices to third parties, and use its best efforts to obtain any third party consents that AHC may request in connection with the matters pertaining to Sunstate and its Business, whether disclosed or required to be disclosed in the Disclosure Schedule.
Each of Sunstate and AHC shall take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of, governments, governmental agencies and third parties, that such party is required to give, make or obtain.

          2.2.2 Schedule 2.2 lists all of the obligations of Sunstate for which any of the Sunstate Shareholders have given personal guaranties or are otherwise personally obligated and the amounts of such obligations. The Sunstate Shareholders shall be removed from such personal obligations and guaranties, prior to the Closing.

     2.3 Access by AHC. Sunstate shall afford to AHC and to AHC's counsel, accountants and other representatives full access, during normal business hours, throughout the period prior to the Closing Date, (a) to all of the books, contracts and records of Sunstate and shall furnish AHC during such period with all information concerning Sunstate that AHC may reasonably request and (b) to the properties of Sunstate in order to conduct inspections at AHC's expense to determine that Sunstate is operating in material compliance with all applicable federal, state and local and foreign statutes, rules and regulations, and that Sunstate's assets are substantially in the condition and of the capacities represented and warranted in this Agreement. Any such investigation or inspection by AHC shall not be deemed a waiver of, or otherwise limit, the representations, warranties and covenants contained herein.

     2.4 Conduct of Business. During the period from the date hereof to the Closing Date, the business of Sunstate shall be operated by Sunstate in the usual and ordinary course of such business and in material compliance with the terms of this Agreement. Without limiting the generality of the foregoing:

          2.4.1 Sunstate shall use its reasonable efforts to (i) keep available the services of the present employees and agents of Sunstate; (ii) complete or maintain all existing arrangements including but not limited to filings, licensing, affiliate arrangements, transferrals, leases and other arrangements referred to in Section 3.6.1 in full force and effect in accordance with their existing terms; (iii) maintain the integrity of all confidential information of Sunstate; (iv) maintain in full force and effect the existing insurance policies (or policies providing substantially the same coverage, copies of which shall be made available to AHC) insuring the business and properties of Sunstate; (v) comply in all material respects with all applicable laws; and (vi) preserve the goodwill of, and Sunstate's business and contractual relationship with, suppliers, customers and others having business relations with Sunstate; and

          2.4.2 Sunstate shall not (i) sell or transfer any of its assets or property; (ii) shall not make any distribution, whether by dividend or otherwise, to any of its stockholders or employees except for compensation to employees and payments to associated companies for goods and services, in the usual and ordinary course of business; (iii) not declare any dividend or other distribution; (iv) redeem or otherwise acquire any shares of its capital stock or other securities; (v) issue or grant rights to acquire shares of its capital stock or other securities; or (vi) agree to do any of the foregoing.

     2.5 Exclusivity to AHC. Sunstate and its officers, directors, representatives and agents, from the date hereof until the Closing (unless this Agreement shall be earlier terminated as hereinafter provided), shall not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person (including any of them) relating to (A) liquidation, dissolution or recapitalization; (B) merger or consolidation; (C) acquisition or purchase of securities or assets; or (D) similar transactions, or (ii) hold discussions with any person other than AHC, negotiate or entertain any inquiries, proposals or offers to purchase the business of Sunstate or the shares of capital stock of Sunstate, or, except in connection with the normal operation of Sunstate's business, disclose any confidential information concerning Sunstate to any person other than AHC and AHC's representatives or agents. Sunstate shall notify AHC immediately if any person makes any proposal, offer, inquiry or contact with respect to the foregoing.

     2.6 SGF Merger. AHC and SGF shall in good faith use their best efforts to consummate the SGF Merger in accordance with the terms of the SGF Merger Agreement so that the SGF Merger may close on the Closing Date simultaneously with the Sunstate Merger.

     2.7 Negotiation of Financing. The Board of Directors of AHC shall use its reasonable efforts to locate a source of, and to negotiate appropriate financing for, the Merger in amounts, and on terms and conditions, acceptable to the directors of AHC in the exercise of their sole discretion.

     2.8  Agreement to Vote for the Merger.

          2.8.1 The Board of Directors of Sunstate has determined that the Merger is advisable and in the best interests of the stockholders of Sunstate and, subject to its fiduciary obligations as advised in writing by counsel, shall recommend that Sunstate's stockholders vote to approve and adopt this Agreement and the Merger. The Sunstate Shareholders hereby irrevocably agree to the Merger and hereby covenant to provide Sunstate with such approval and adoption either
(i) at a meeting of the Sunstate Shareholders or (ii) pursuant to the written consent of the Sunstate Shareholders in lieu of a meeting as soon as practicable after the date of this Agreement.

          2.8.2 Subject to the completion to its satisfaction of all due diligence, and the securing of appropriate financing on terms it deems acceptable, if in the determination of AHC's Board of Directors (based on advice from AHC's counsel) it shall be necessary to obtain shareholder approval of the Merger from the AHC shareholders, AHC shall use its reasonable efforts to promptly prepare a Proxy Statement and file such document with the Securities and Exchange Commission. Upon the approval of such Proxy, AHC will use its reasonable efforts to solicit and obtain shareholder approval for the Merger.


                                3.

              REPRESENTATIONS AND WARRANTIES OF THE
                   SHAREHOLDERS AND SUNSTATE

     As used in this Agreement, the following terms shall have the meanings indicated below:

     The term "Basis" as used in this Agreement means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms the basis for any specified consequence.

     The term "Knowledge" as used in this Agreement with respect to a party's awareness of the presence or absence of a fact, event or condition shall mean
(a) actual knowledge plus, if different, (b) the knowledge that would be obtained if such party conducted itself faithfully and exercised a sound discretion in the management of his own affairs.

     The term "Liability" as used herein shall mean any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due).

     Except as set forth in the Sunstate Disclosure Schedule in each instance, each of the Sunstate Shareholders, jointly and severally, and Sunstate, hereby represents and warrants to AHC and APT as follows, with the knowledge and understanding that AHC and APT are relying upon such representations and warranties:

     3.1  Organization and Standing.

          3.1.1 Sunstate and each of Sunstate's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Each such corporation has all requisite corporate power to own its assets and to carry on its business as it is now being conducted.

          3.1.2 Sunstate and each of Sunstate's Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions set forth in Section 3.1.2 of the Sunstate Disclosure Schedule and, to the knowledge of the Sunstate Shareholders, in each jurisdiction where such qualification is necessary under applicable law except where the failure to qualify (individually or in the aggregate) will not have any material adverse effect on the respective business or prospects of Sunstate or Sunstate's Subsidiaries.

          3.1.3 The copies of the Certificate of Incorporation, By-laws and minute books of Sunstate and each of Sunstate's Subsidiaries, as they may be amended to date, as has been delivered to AHC, are true and complete copies of these documents as now in effect. The minute books of each corporation are accurate in all material respects.

     3.2  Capitalization.

          3.2.1 The authorized capital stock of Sunstate and each of Sunstate's Subsidiaries, the number of shares of capital stock which are issued and outstanding for each such corporation, the par value thereof and the record and beneficial holders thereof are as set forth in Section 3.2.1 of the Sunstate Disclosure Schedule. The Sunstate Shareholders own all of the issued and outstanding shares of common stock of Sunstate free and clear of all liens and encumbrances of any kind. Sunstate owns the number of shares and percentage amounts of the issued and outstanding common stock of each of its Subsidiaries as set forth in Section 3.2.1 of the Sunstate Disclosure
Schedule, free and clear of all liens and encumbrances of any kind. All of the shares of capital stock that are issued and outstanding of Sunstate and each of its Subsidiaries are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any person. Other than as set forth in Section 3.2.1 of the Sunstate Disclosure Schedule, there are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which Sunstate or either of Sunstate's Subsidiaries is a party or by which such entity is bound, calling for any issuance, transfer, sale or other disposition of any class of securities of any of Sunstate, GHC or SGHC. There are no outstanding rights, contracts or securities convertible or exchangeable, actually or contingently, into common stock or any other securities of Sunstate or any of Sunstate's Subsidiaries.

          3.2.2 None of the issued and outstanding shares of common stock of Sunstate or the Sunstate Subsidiaries is subject to any buy-sell agreements, shareholder agreements, pledge obligations or any other restrictive covenants other than as set forth in Section 3.2.2 of the Sunstate
Disclosure Schedule. Any such restrictions in effect as of the date hereof shall be cancelled and be of no further force and effect as of the Closing Date.

          3.2.3 Neither Sunstate nor any Sunstate Subsidiary is a party to any management agreement or an agreement which in effect places a restriction upon the management of such an entity.

     3.3 Subsidiaries. Except as set forth in Section 3.3 of the Sunstate Disclosure Schedule, GHC and SGHC are the only subsidiaries of Sunstate and Sunstate does not own or have an interest in any other corporation, partnership, joint venture or other entity. None of Sunstate's Subsidiaries owns any interest in any other corporation, partnership, joint venture or entity.

     3.4  Authority.

          3.4.1 Sunstate's Board of Directors has determined that the Merger is fair to, and in the best interests of, Sunstate's stockholders and has approved and adopted this Agreement and the Merger and has adopted a resolution recommending approval and adoption of this Agreement and the Merger by Sunstate's stockholders. The Sunstate Shareholders, being the holders of all of the issued and outstanding shares of Sunstate's common stock, irrevocably consent to the merger and shall deliver evidence of such approval and resolution adoption at Closing. Assuming the delivery of Sunstate Shareholder consent, this Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by Sunstate and the Sunstate Shareholders in accordance herewith, the valid and binding obligations of Sunstate and the Sunstate Shareholders, enforceable in accordance with their respective terms.

          3.4.2 The execution and delivery of this Agreement by Sunstate and the Sunstate Shareholders does not, and the consummation by Sunstate and the Sunstate Shareholders of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or in an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Sunstate or either of Sunstate's Subsidiaries under any of the terms, conditions or provisions of (i) the Certificate of Incorporation or By-laws of Sunstate, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Sunstate or any of its properties or assets, or (iii) except as set forth in
Section 3.4.2 of the Sunstate Disclosure Schedule, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Sunstate or either of Sunstate's Subsidiaries is now a party or by which Sunstate or any of Sunstate's Subsidiaries or any of its or their properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii), such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Sunstate.

     3.5 Assets. Sunstate and each of Sunstate's Subsidiaries have good and marketable title to or licenses to all of the assets and properties which each purports to own as reflected on the most recent balance sheet comprising a portion the Sunstate Financial Statements (as defined below), or thereafter acquired. Sunstate and each of Sunstate's Subsidiaries has a valid leasehold interest in all material properties of which it is the lessee and each such lease is valid, binding and enforceable against Sunstate and each of Sunstate's Subsidiaries, as applicable, and, to the knowledge of the Sunstate Shareholders, the other parties thereto in accordance with its terms. Sunstate and each of Sunstate's Subsidiaries is not, nor, to the knowledge of the Sunstate Shareholders, is any other party, in default in the performance of any material provision thereunder. No material portion of the assets of Sunstate, or either of Sunstate's Subsidiaries, is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to their knowledge, has any such condemnation, expropriation or taking been proposed. None of the material assets of Sunstate, or either of Sunstate's Subsidiaries, is subject to any restriction which would prevent continuation of the use currently made thereof or materially adversely affect the value thereof.

     3.6  Contracts, Etc.

          3.6.1 Section 3.6.1 of the Sunstate Disclosure Schedule consists of a true and complete list of all contracts, agreements, purchase orders, commitments and other instruments (whether oral or written) to which Sunstate or a Sunstate Subsidiary is a party that (i) involve a receipt or an expenditure by Sunstate or require the performance of services or delivery of goods to, by, through, on behalf of or for the benefit of Sunstate, which in each case, relates to a contract, agreement, commitment or instrument that either (A) requires payments or receipts in excess of $10,000 per year or (B) is not terminable by Sunstate on notice of thirty (30) days or less without penalty or Sunstate being liable for damages, or (ii) involve an obligation for the performance of services or delivery of goods by Sunstate that cannot, or in reasonable probability will not, be performed within thirty (30) days from the dates as of which these representations are made.

          3.6.2     All of the contracts and other instruments described on
Schedule 3.6.1 are valid and binding upon Sunstate, or any of its Subsidiaries, as applicable, and, to the knowledge of the Sunstate Shareholders, the other parties thereto, and are in full force and effect and enforceable in accordance with their terms, even after giving effect to the Merger, and neither Sunstate, Sunstate's Subsidiaries, nor to the knowledge of the Sunstate Shareholders, any other party to any such contract, agreement, commitment or other instrument has breached any provision of, and, to the knowledge of the Sunstate Shareholders, no event has occurred which, with the lapse of time or action by a third party, could result in a default under the terms thereof which, alone or in the aggregate, would provide the Basis for a claim against Sunstate, or its Subsidiaries in excess of $50,000, and, there are no existing facts or circumstances which would prevent Sunstate's, or its Subsidiaries' contracts and agreements, respectively, from maturing in due course into fully collectible accounts receivable. Except for terms specifically described in Section 3.6.1 of Sunstate's Disclosure Schedule, neither Sunstate, any of Sunstate's Subsidiaries nor any Sunstate
Shareholder has received any payment from any contracting party in connection with, or as an inducement for, entering into any contract, agreement, commitment or instrument except for payment for actual services rendered or to be rendered by Sunstate, GHC or SGHC consistent with amounts historically charged for such service.

     3.7 Litigation. Except as described on Section 3.7 of the Sunstate Disclosure Schedule, there is no claim, suit, action, proceeding, or investigation (a "Litigation") pending or, to the knowledge of the Sunstate Shareholders, threatened against or affecting Sunstate or any of Sunstate's Subsidiaries before or by any court, arbitrator or governmental agency or authority which, alone or in the aggregate, could or will have a material adverse effect on the operations or prospects of Sunstate or any of Sunstate's Subsidiaries. There is no current or past policy, action, failure to act, or other omission which could form the Basis for any such Litigation. There is no strike or unresolved labor dispute relating to Sunstate's or any of Sunstate's Subsidiaries' employees which, in the judgment of the Sunstate Shareholders, could have a material adverse effect on the business or prospects of Sunstate or any of Sunstate's Subsidiaries. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against Sunstate or any of Sunstate's Subsidiaries.

     3.8  Taxes.  Except as described on Section 3.8 of the Sunstate Disclosure
Schedule:

          3.8.1 Sunstate, and each of Sunstate's Subsidiaries, respectively, has (i) duly and timely filed with the appropriate governmental authorities all Tax returns (as defined in subsection 3 below) required to be filed by it, and they each have not filed for an extension to file any Tax
Returns and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full or made adequate provision for the payment of all Taxes (as defined in subsection (b) below) shown to be due on such Tax Returns, except for the payment of state and local sales taxes which, alone or in the aggregate, would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other), result of operations or prospects of such company. The Tax Returns referred to in clause (i) hereinabove either have been examined by the United States Internal Revenue Service (the "IRS") or the appropriate governmental authority, or the period of assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired. All deficiencies asserted or assessments made as a result of such examinations have been paid in full and no issues that have been raised by the relevant governmental authority in connection with the examination of any of the Tax Returns referred to in clause (i) hereinabove are currently pending. No claim has been made by any authority in a jurisdiction where Sunstate or, as applicable, either of Sunstate's Subsidiaries, does not file a Tax Return that such activity is or may be subject to Tax in such jurisdiction. No waiver of statutes of limitation have been given by or requested with respect to any Taxes of Sunstate, or, as applicable, either of Sunstate's Subsidiaries. Sunstate or, as applicable, either of Sunstate's Subsidiaries has not agreed to any extension of time with respect to any Tax deficiency. The Liabilities and reserves for Taxes reflected in Sunstate's Consolidated Balance Sheet as of September 26, 1998 will be adequate to cover all Taxes for all periods ending on or prior to such respective dates, and there are no liens for Taxes upon any property or asset of the respective company's, except for liens for Taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental taxing authority with respect to Taxes of Sunstate or, as applicable, either of Sunstate's Subsidiaries which, if decided adversely, singly or in the aggregate, would have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Sunstate, or, as applicable, either of Sunstate's Subsidiaries. Neither Sunstate nor any of Sunstate's Subsidiaries, is a party to any agreement providing for the allocation or sharing of Taxes with any entity. Sunstate and each of Sunstate's Subsidiaries has not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). Sunstate and each of Sunstate's Subsidiaries have, as applicable respectively withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement. As a result of the Merger, Sunstate will not be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          3.8.2 For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholdings, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments.

          3.8.3 For purposes of this Agreement, the term "Tax Return" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

     3.9  Employee Benefit Plans; ERISA.

          3.9.1 At the date hereof, except as set forth in Section 3.9.1 of Sunstate's Disclosure Schedule, neither Sunstate nor either of Sunstate's Subsidiaries maintains or contributes to any employee benefit plans, programs, arrangements and practices (such plans, programs, arrangements and practices of an entity being referred to as "Company Plans"), including employee benefit plans within the meaning set forth in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time ("ERISA"), or any written employment contracts providing for an annual base salary in excess of $100,000 and having a term in excess of one year, which contracts are not immediately terminable without penalty or further ability, or other similar arrangements for the provision of benefits (excluding any "Multiemployer
Plan" within the meaning of Section 3(37) of ERISA or a "Multiple
Employer Plan" within the meaning of Section 413(c) of the Code, and all regulations promulgated thereunder, as in effect from time to time).
Section 3.9.1 of Sunstate's Disclosure Schedule lists all
Multiemployer Plans and Multiple Employer Plans which Sunstate maintains or to which it makes contributions. Neither Sunstate nor either of Sunstate's Subsidiaries has any obligation to create any additional such plan or to amend any such plan so as to increase benefits thereunder, except as required under the terms of the Company Plans, under existing collective bargaining agreements or to comply with applicable law.

          3.9.2 Except as set forth in Section 3.9.2 of the Sunstate Disclosure Schedule, (i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any Company Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, could have a material adverse effect on the business, operations, properties, assets, condition (financial or other) results of operations or prospects of Sunstate or either of Sunstate's Subsidiaries, (ii) except for premiums due, there is no outstanding liability in excess of $50,000, whether measured alone or in the aggregate, under Title IV of ERISA with respect to any of the Company Plans, (iii) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the Company Plans subject to Title IV of ERISA other than in a "standard termination" described in Section 4041(b) of ERISA, (iv) none of the Company Plans have incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Company Plans ended prior to the date of this Agreement, (v) each of the Company Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations, (vi) each of the Company Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Company Plan, and the period for making any such necessary retroactive amendments has not expired, (vii) with respect to Multiemployer Plans, neither Sunstate nor either of Sunstate's Subsidiaries has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections
4203, 4204 and 4205 of ERISA and, to the best knowledge of the Sunstate Shareholders, no event has occurred or is expected to occur which presents a material risk of a complete or partial withdrawal under said Sections 4203, 4204 and 4205, (viii) there are no pending or, to the best knowledge of the Sunstate Shareholders, threatened or anticipated claims involving any of the Company Plans other than claims for benefits in the ordinary course, and (ix) Sunstate has no current liability in excess of $50,000, whether measured alone or in the aggregate, for plan termination or withdrawal (complete or partial) under Title IV of ERISA based on any plan to which any entity that would be deemed one employer with Sunstate nor either of Sunstate's Subsidiaries under Section 4001 of ERISA or Section 414 of the Code contributed during the period of time covered by the applicable statute of limitations (the "Company Controlled Group Plans"), and Sunstate does not reasonably anticipate that any such liability will be asserted against the Company, none of the Company Controlled Group Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA and 412 of the Code), and no Company Controlled Group Plan has an outstanding funding waiver which could result in the imposition of liens, excise taxes or liability at Sunstate in excess of $50,000 whether measured alone or in the aggregate.

     3.10 Compliance with Laws and Regulations.

          3.10.1 Sunstate and each of Sunstate's Subsidiaries has complied and is presently complying, in all material respects, with all laws, rules, regulations, orders and requirements (federal, state and local and foreign) applicable to it in all jurisdictions where the business of each such entity is conducted or to which each such entity is subject, including, without limitation, all applicable federal and state laws regulating the production, sale and delivery of mobile homes and other products manufactured and marketed by Sunstate, civil rights and equal opportunity employment laws and regulations, HUD regulations and all federal, antitrust, antimonopolies and fair trade practice laws ("Laws") and the Sunstate Shareholders know of no pending or anticipated changes to such Laws that could cause Sunstate's current business practices to fall out of compliance with such Laws. The Sunstate Shareholders do not know of any assertion by any party that Sunstate or any of Sunstate's Subsidiaries is in violation in any material respect of any such laws, rules, regulations, orders, restrictions or requirements with respect to its operations and no notice in that regard has been received by Sunstate or any of Sunstate's Subsidiaries.
Sunstate and the Sunstate Subsidiaries have complied and currently comply with all applicable laws (including rules and regulations thereunder) relating to employment of labor, employee civil rights and equal employment opportunities.

          3.10.2    Sunstate and each of Sunstate's Subsidiaries, has not:
(i) violated in any respect or received a notice or charge asserting any violation of the Sherman Act, the Clayton Act, the Robinson-Patman Act or the Federal Trade Commission Act, each as amended; (ii) made or agreed to make any contribution payment or gift of funds or property to any governmental official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state or local jurisdiction; or (iii) established or maintained any unrecorded fund or asset account for any purpose.

     3.11 Certain Agreements.

          3.11.1 Except as described on Section 3.11.1 of the Sunstate Disclosure Schedule, As of the date hereof, neither Sunstate nor either of Sunstate's Subsidiaries is a party to any oral or written (i) consulting or similar agreement with any present or former director, officer or employee or any entity controlled by any such person not terminable on thirty days' or less notice involving the payment of not more than $25,000 per annum; (ii) agreement with any director, executive officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving any such company of the nature contemplated by this Agreement; (iii) agreement with respect to any director, executive officer or other key employee providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment in excess of $100,000 per annum; or
(iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement, except as set forth in Section 3.11.1 of the Disclosure Schedule.

          3.11.2 Except as set forth in Section 3.11.2 of the Sunstate Disclosure Schedule, neither Sunstate nor either of Sunstate's Subsidiaries is indebted for money borrowed, either directly or indirectly, from any of its officers, directors, or any Affiliate (as defined below), in any amount whatsoever, nor are any of its officers, directors, or Affiliates indebted for money borrowed from such entity; nor are there any transactions of a continuing nature between such entity and any of its officers, directors, or Affiliates (other than by or through the regular employment thereof) not subject to cancellation which will continue beyond the Closing Date, including, without limitation, use of Sunstate's, GHC's or SGHC's, respectively, assets for personal benefit with or without adequate compensation. For purposes of this Agreement, the term "Affiliate" shall mean any person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. As used in the foregoing definition, the term (i) "control" shall mean the power through the ownership of voting securities, contract or otherwise to direct the affairs of another person and (ii) "person" shall mean an individual, firm, trust, association, corporation, partnership, government (whether federal, state, local or other subdivision, or any agency or bureau of any of them) or other entity.

     3.12 Environment, Health and Safety. Prior to the Closing Date, each of Sunstate, Sunstate's Subsidiaries and, to the knowledge of the Sunstate Shareholders, Sunstate's predecessors and Affiliates, has complied with all applicable laws (including rules and regulations thereunder) of federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against any of them alleging any failure to comply with, or Liabilities, arising under any such law or regulation. Without limiting the foregoing:

          3.12.1 Sunstate, Sunstate's Subsidiaries and the Sunstate Shareholders have not either jointly or severally received any notification of potential responsibility (and there is no Basis related to the past or present operations, facilities or properties of Sunstate or Sunstate's Subsidiaries and, to the knowledge of the Sunstate Shareholders, the predecessors of such entities, for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against Sunstate or Sunstate's Subsidiaries giving rise to any Liability) under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Resource Conservation and Recovery Act of 1976; the Federal Water
Pollution Control Act of 1972; the Clean Air Act of 1970;
the Safe Drinking Water Act of 1974; the Toxic Substances Control Act of 1976; the Refuse Act of 1988; the Emergency Planning and Community Right-to-Know Act of 1986; the Georgia Hazardous Site Reuse and Redevelopment Act; the Georgia Comprehensive Solid Waste and Management Act; the Georgia Hazardous Waste Management Act; the Georgia Hazardous Site Response Act; the
Southeast Interstate Low-level Radioactive Waste Management Compact; the Georgia Underground Storage Tank Act; the Georgia Sewage Holding Tank Act and the Georgia Environmental Policy Act (each as amended), without limitation, or any other law (or rule or regulation thereunder) of any federal, state or local government (or agency thereof) concerning the release or threatened release of hazardous substances, public health and safety or pollution or protection of the environment;

          3.12.2 Sunstate and Sunstate's Subsidiaries have no Liability (and, to the knowledge of the Sunstate Shareholders, no predecessors of such entities has handled or disposed of any substance, arranged for the disposal of any substance or owned or operated any property or facility in any manner that could form the Basis of any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against Sunstate or either of Sunstate's Subsidiaries giving rise to any Liability) for damage to any site, location or body of water (surface or subsurface) or for illness or personal injury;

          3.12.3 Sunstate and Sunstate's Subsidiaries have each obtained and been in compliance with all of the terms and conditions of all permits, licenses and other authorizations which are required under, and have complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in all federal, state, local, and foreign laws (including rules, regulations, codes, plans, judgments, orders, decrees stipulations, injunctions and charges thereunder) relating to public health and safety, worker health and safety and pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes;

          3.12.4 All properties and equipment used in Sunstate's Business and the business of Sunstate's Subsidiaries have been free of asbestos, PCB's, dioxins, dibenzofurans and Extremely Hazardous Substances (as such term is defined in the Emergency Planning and Community Right to Know Act of 1986, as amended);

          3.12.5 All product labeling has been in conformity with applicable laws (including regulations thereunder); and

          3.12.6 No pollutant, contaminant or chemical, industrial, hazardous or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted or released on any real property that Sunstate or Sunstate's Subsidiaries has ever owned, leases or has leased.

          Notwithstanding anything contained herein or in the Sunstate Disclosure Schedule to the contrary, the disclosure in the Sunstate Disclosure Schedule pursuant to, or relating in any way to, this Section 3.12 shall not detract from or diminish in any manner or to any extent any Liability of Sunstate and the Sunstate Shareholders, jointly and severally pursuant to
Section 8.2 hereof.

     3.13      Insurance.

          3.13.1 Section 3.13 of the Sunstate Disclosure Schedule sets forth the name of each insurer, the name and telephone number of each insurance broker, the name of each policyholder, policy number, period of coverage, scope and amount, and a description of any retroactive premium adjustments or other loss-sharing arrangements for each insurance policy to which Sunstate and/or each Sunstate Subsidiary has been a party, a named insured or otherwise the beneficiary of coverage at any time within the past five years.

          3.13.2 With respect to each such insurance policy, except as otherwise specifically identified in Section 3.13 of the Sunstate Disclosure
Schedule: (A) the policy is legal, valid, binding and enforceable and in full force and effect; (B) the policy will continue to be legal, valid, binding and enforceable and in full force and effect on identical terms following the Closing Date; (C) neither Sunstate nor any of its Subsidiaries nor, to the Sunstate Shareholders' knowledge, any other party to the policy is in breach or default (including with respect to payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under the policy; and (D) neither Sunstate nor its Subsidiaries nor, to the knowledge of the Sunstate Shareholders, any other party to the policy has repudiated any provision thereof. Sunstate and its Subsidiaries are now covered, and have been covered during the past five years (dating back from the date of this Agreement), by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period and in which it currently engages. During the past five years neither Sunstate nor any of its Subsidiaries has maintained any self-insurance arrangements.

     3.14      Title and Use of Real and Other Property.

          3.14.1 Sunstate and all of its Subsidiaries has, and immediately prior to the Closing will have good, valid and marketable title in fee simple to all real property and structures ("Real Property") and all personal property reflected on Sunstate's Balance Sheet as owned by Sunstate and all Real Property and personal property acquired by Sunstate or a Sunstate Subsidiary since September 26, 1998, in each case free and clear of liens except (i) as set forth in Section 3.14.1 of the Sunstate Disclosure
Schedule, or (ii) for sales and other dispositions of inventory in the ordinary course of business since September 26, 1998 which, in the aggregate, have not been materially different from prior periods.

          3.14.2 Section 3.14.2 contains a true and complete list and legal description of each parcel of Real Property owned by Sunstate and its Subsidiaries ("Owned Real Property") and a general description of each structure thereon. The Sunstate Shareholders have heretofore furnished to AHC true and complete copies of all deeds, other instruments of title and policies of title insurance indicating and describing Sunstate's or its Subsidiaries' ownership of such Owned Real Property, as well as copies of any survey or environmental reports relating to such Owned Real Property.

          3.14.3 Section 3.14.3 of the Sunstate Disclosure Schedule contains a list of all tangible personal property having, in the aggregate, a cost or fair market value in excess of $3,404,440, owned by Sunstate and its Subsidiaries.

          3.14.4 Section 3.14.4 of the Sunstate Disclosure Schedule contains a list of all Real Property leases, licenses and personal property leases under which Sunstate or its Subsidiaries is the lessee or licensee ("Leased Property"), together with (i) the location and nature of each of the Leased Properties (including a legal description of all leased Real Property); (ii) the termination date of each such lease or license; (iii) the name of the lessor or licensor; and (iv) all rental and other payments made or required to be made. All leases and licenses, pursuant to which Sunstate or its Subsidiaries leases or licenses Leased Property from others are valid, subsisting and in full force and effect in accordance with their respective terms, and there is not under any Leased Property lease or license, any existing default or event of default (or event that, with notice or passage of time, or both, would constitute a default). True and complete copies of all Leased Property and licenses listed in Section 3.14.4 have been delivered to AHC heretofore, as well as any copies of title reports, surveys or environmental reports or audits relating to any Leased Property. Except as set forth in Section
3.14.4, no such lease or license will require the consent of the lessor or licensor to or as a result of the consummation of the transactions contemplated by this Agreement.

          3.14.5 All personal property owned by Sunstate and Sunstate's Subsidiaries and all personal property held by such entities pursuant to leases is in good operating condition and repair, subject only to ordinary wear and tear, has been operated, serviced and maintained properly within the recommendation and requirements of the manufacturer thereof (if any) and is suitable and appropriate for the use thereof made and proposed to be made by Sunstate and its Subsidiaries in their respective businesses and operations. The Real Property and personal property scheduled pursuant to this Section
3.14 comprise all of the Real Property and personal property used in, or necessary for the conduct of Sunstate's Business and the businesses of its Subsidiaries.

          3.14.6 Except as set forth in Section 3.14.6 of the Sunstate Disclosure Schedule:

               (i) Sunstate and its Subsidiaries are not in violation of, or default under any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award ("Legal Requirement") pertaining to any of the Real Property. No notice of violation of any Legal Requirement, or of any covenant, condition, restriction or easement affecting any Real Property or with respect to the use or occupancy thereof, has been given to any Sunstate Shareholder, Sunstate or any of its Subsidiaries;

               (ii) All structures on the Real Property are (A) in good operating condition and repair,(B) are adequate and suitable for the purpose for which they are currently and proposed to be used, and (C) are supplied with utilities and other services necessary for the operation of such structures and the business conducted by Sunstate or its Subsidiaries therein, including gas, water, electricity, telephone, sanitary sewer and storm sewer, all of which services are maintained in accordance with all Legal Requirements and are provided via permanent, irrevocable, appurtenant easements in favor of Sunstate or its Subsidiaries, as appropriate;

               (iii) No condemnation proceeding is pending or, to the knowledge of the Sunstate Shareholders, threatened which would impair the occupancy, use or value of any Real Property;

               (iv) No structure, nor the operations of Sunstate or its Subsidiaries therein or thereon (A) is located outside of the boundary lines of the described parcel of land on which it is located, (B) is in violation of applicable setback requirements, zoning laws, or ordinances, (C) is subject to "permitted non-conforming use" or "permitted non-conforming structure" classification, or (D) encroaches any property owned by or easement granted in favor of a third party;

               (v) There are no (i) leases, subleases, licences, concessions or other agreements, written or oral, granting to any person the right to acquire, use, or occupy any portion of any, Real Property, (ii) outstanding options or rights of first refusal to purchase all or any portion of the Real Property, and (iii) persons other than Sunstate or its Subsidiaries in possession of any Real Property; and

               (vi) Each parcel of Owned Real Property and, as applicable Leased Real Property (A) is fully and adequately described in the legal description therefor contained in the deed or other applicable instrument of conveyance thereof, (B) abuts a paved public right-of-way, (C) does not serve any adjoining property for any purpose inconsistent with the use of the land, and
(D)is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained.

     3.15 Condition of Assets. The equipment, real property, fixtures and other personal property of Sunstate and each of Sunstate's Subsidiaries are in good operating condition and repair (ordinary wear and tear excepted) for the conduct of their respective businesses as presently being conducted.
Title to all such assets was acquired through arms-length transactions.
All assets necessary for the conduct of Sunstate's and its Subsidiaries' businesses are owned by Sunstate or its Subsidiaries, as appropriate.

     3.16 Inventories. The inventories of raw materials and other consumable items reflected in the Financial Statements do not include any items in any material amount that are below standard quality or are damaged, obsolete, slow-moving or of a quantity or quality not usable or suitable in the ordinary course of business. The Financial Statements reflect adequate reserves in accordance with GAAP, consistently applied, with respect to inventories and raw materials. The entire inventory was acquired in the ordinary course of business, on an arms-length basis.

     3.17 Employees. Except as set forth in Section 3.17 of the Sunstate Disclosure Schedule, none of the employees of Sunstate is represented by any labor union or collective bargaining unit and Sunstate nor the Sunstate Shareholders are not aware of any organizational efforts taking place with respect to such representation.

     3.18 Financial Statements. The Sunstate Disclosure Schedule contains audited Consolidated Balance Sheets of Sunstate and Sunstate's
Subsidiaries as at September 26, 1998 and September 27, 1997 and related unaudited consolidated statements of operations, cash flows and stockholders' equity of Sunstate and Sunstate's Subsidiaries for the periods ended at such dates (collectively the "Financial Statements"). The Financial Statements present fairly, in all material respects, the financial position on the dates thereof and results of operations of Sunstate and Sunstate's Subsidiaries for the periods indicated, prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"). The Financial Statements are capable of being audited in accordance with Regulation S-X, promulgated by the Securities and Exchange Commission. There are no assets of Sunstate or Sunstate's Subsidiaries, the value of which is materially overstated in said balance sheets.

     3.19 Undisclosed Liabilities. Sunstate has no Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against Sunstate giving raise to a Liability) except for (i) Liabilities set forth on the face of Sunstate's latest Balance Sheet (as opposed to the footnotes); (ii) Liabilities which have arisen after the date of the last balance sheet in the ordinary course of business; and (iii) Liabilities set forth as such in the Sunstate
Disclosure Schedule.

     3.20 Absence of Certain Changes or Events. Except as set forth in the Sunstate Disclosure Schedule, since September 26, 1998 (the "Balance Sheet Date"), there has not been:

          3.20.1 any material adverse change in the financial condition, properties, assets, liabilities or business of Sunstate or Sunstate's Subsidiaries;

          3.20.2 any material damage, destruction or loss of any material properties of Sunstate or Sunstate's Subsidiaries, whether or not covered by insurance;

          3.20.3 any material adverse change in the manner in which the business of Sunstate or Sunstate's Subsidiaries has been conducted;

          3.20.4 any material adverse change in the treatment and protection of trade secrets or other confidential information of Sunstate or Sunstate's Subsidiaries; and

          3.20.5 any occurrence not included in sub-paragraphs 1 through 4 of this Section 3.20 which has resulted, or which the Sunstate Shareholders have reason to believe, might be expected to result in a material adverse change in the business or prospects of Sunstate or Sunstate's Subsidiaries.

     3.21 Government Licenses, Permits, Etc. Sunstate, and as applicable, each of Sunstate's Subsidiaries has all material governmental licenses, permits, authorizations and approvals necessary for the conduct of its business as currently conducted ("Licenses and Permits"). Section 3.21 of the Sunstate Disclosure Schedule includes a list of all Licenses and Permits. All Licenses and Permits are in full force and effect, and no proceedings for the suspension or cancellation of any thereof is pending or, to their knowledge, threatened.
 The Sunstate Shareholders know of no action, omission or policy which could form a reasonable Basis for the loss of any such licensure.

     3.22 Business Locations. Neither Sunstate nor Sunstate's Subsidiaries owns or leases any real or personal property in any state or country except as set forth on the Sunstate Disclosure Schedule. Such entities have no executive offices or places of business except as otherwise set forth on the Sunstate Disclosure Schedule.

     3.23 Intellectual Property. Section 3.23 of the Sunstate Disclosure Schedule sets forth a complete and correct list and summary description of all trademarks, trade names, service marks, service names, brand names, copyrights and patents, registrations thereof and applications therefore, applicable to or used in the business of Sunstate, GHC and SGHC, together with a complete list of all licenses granted by or to such entities with respect to any of the above. Except as otherwise set forth in Section 3.23, all such trademarks, trade names, service marks, service names, brand names, copyrights and patents are owned by Sunstate and/or Sunstate's Subsidiaries as applicable, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever. Neither Sunstate nor Sunstate's Subsidiaries is currently in receipt of any notice of any violation or infringements of, and such entities are not knowingly violating or infringing, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset.

     3.24 Continuity of Existing Arrangements.  Except as set forth in Section
3.24 of the Sunstate Disclosure Schedule, the Sunstate Shareholders have no knowledge of, or the Basis for a belief that, either as a result of the transactions contemplated hereby or for any other reason (exclusive of expiration of a contract upon the passage of time), (i) any material distributor or supplier of Sunstate or its Subsidiaries intends to discontinue, materially alter, or substantially diminish its relationship with such entity, or with APT, after the Closing Date or (ii) any key employee of Sunstate or its Subsidiaries intends to terminate such employment.

     3.25 Governmental Approvals. Except as set forth in Section 1.2 as to the Merger Filing, no authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by Sunstate or Sunstate's Subsidiaries with, any governmental authority, domestic or foreign, federal, state or local, is required in connection with Sunstate's execution, delivery and performance of this Agreement.

     3.26 Accounts Receivable. Except as set forth in Section 3.26 of the Sunstate Disclosure Schedule, all of the accounts receivable of Sunstate or Sunstate's Subsidiaries included in the Financial Statements or otherwise reflect actual transactions, have arisen in the ordinary course of business, will not, to the knowledge of the Sunstate Shareholders, be subject to offset or deduction and, except as noted, will be collectible at the aggregate recorded amounts thereof net of any reserves established in a manner consistent with past practices of all as reflected in the financial statements.

     3.27 Liabilities. Neither Sunstate nor any of the Sunstate Subsidiaries have any material Liabilities, whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement, other than (i) Liabilities fully and adequately reflected or reserved against on the Balance Sheets, (ii) Liabilities incurred since the Balance Sheet Date in the ordinary course of the business of Sunstate or Sunstate's Subsidiaries, or (iii) Liabilities otherwise disclosed in this Agreement, including the Exhibits hereto and Disclosure Schedule.

     3.28 OSHA. Except as otherwise provided in Section 3.28 of the Sunstate Disclosure Schedule, during the three (3) years immediately prior to the date of this Agreement, neither Sunstate nor either of the Sunstate Subsidiaries have been cited for any violations of the Occupational Safety and Health Act of 1970, as amended, nor to the knowledge of the Sunstate Shareholders, are there any citations pending as a result of inspections of the Company or for non -compliance with such Act. Except as otherwise indicated in Section 3.28 of the Sunstate Disclosure Schedule, each of the conditions which resulted in the issuance of a citation have been abated or otherwise corrected to the satisfaction of the Occupational Safety and Health Administration as of the Closing Date.

     3.29 Product Warranties. Each product manufactured, sold, leased or delivered by Sunstate or Sunstate's Subsidiaries has been in substantial conformity with all applicable HUD specifications, contractual commitments and all express and implied warranties, and, except for normal returns or allowances in the ordinary course of business, not in excess of warranty reserves. Neither Sunstate nor its Subsidiaries has any Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against it giving rise to any Liability) for replacement or repair thereof or for other damages in connection therewith. No product manufactured by Sunstate or Sunstate's Subsidiaries is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease as set forth in purchase orders delivered pursuant to Section 3.6.1.

     3.30 Immigration Matters. Except as set forth in Section 3.30 of the Sunstate Disclosure Schedule, Sunstate and each of Sunstate's Subsidiaries has properly completed and maintained Forms I-9 on all persons who became employed by such entity for the past three (3) years, and each alien employee of such entity is employed pursuant to a valid temporary work authorization. Section 3.30 of the Disclosure Schedule lists the names of all alien employees who are required to have temporary work authorizations, the date of their employment and their job titles and responsibilities, and copies of each Form I-9 for each such person.

     3.31 Investment Representations. The Sunstate Shareholders acknowledge that the Alpha Merger Stock is not registered under the Act, or any state securities laws and are being offered and issued in reliance upon federal and state exemptions for transactions not involving any public offering. The Sunstate Shareholders are each acquiring the Alpha Merger Stock solely for their own respective accounts for investment purposes and not with a view to the sale or other disposition thereof within the meaning of the Act, except as may be permitted by such Act and the rules and regulations promulgated under the Act. Each Sunstate Shareholder has experience investing in unregistered securities and is fully cognizant of the risks inherent in the ownership thereof and each is capable of withstanding substantial losses as a result of such ownership.

     3.32 Reserves Adequate. Section 3.32 of the Sunstate Disclosure Schedule sets forth a list of all the reserves established by Sunstate and its Subsidiaries for all Liabilities, and the amounts for each such reserve. All the reserves which have been established are adequate to cover 100% of the costs, expenses, losses and Liabilities that will be incurred in connection with all such matters. There will be no material change in the amounts of such reserves prior to the Closing Date.

     3.33 No Omissions or Untrue Statements. No representation or warranty made by Sunstate, GHC, SGHC or the Stockholders to AHC and APT anywhere in this Agreement, the Sunstate Disclosure Schedule or in any certificate of a Sunstate officer required to be delivered to AHC pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading as of the date hereof and as of the Closing Date.


                                4.

          REPRESENTATIONS AND WARRANTIES OF AHC AND APT

     Except as set forth in the Alpha Disclosure Schedule in each instance, and AHC's Annual Report on Form 10-K for the year ended December 31, 1998, including the Exhibits thereto (the "10-K") filed with the SEC, pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), AHC and
APT, jointly and severally, represent and warrant to, and agree with, the Sunstate Shareholders and Sunstate as follows, as of the date hereof and as of the Closing Date:

     4.1 Organization and Standing of AHC and APT. AHC and APT are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and have the corporate power to carry on their business as now conducted and to own their assets and are duly qualified to transact business as foreign corporations in each state where such qualification is necessary except where the failure to qualify (individually or in the aggregate) will not have a material adverse effect on the business or prospects of AHC or APT on a combined basis. The copies of the Certificate of Incorporation and By-laws of AHC and APT, as amended to date, and delivered to Sunstate, are true and complete copies of those documents as now in effect.

     4.2 Authority. The approval of the Merger by the respective Boards of Directors of AHC and APT, once given, shall be binding on AHC and APT, subject to the approval of their respective stockholders as mandated by the DGCL and, with regard to AHC, the Securities Exchange Act of 1934, as amended, and all Rules and Regulations promulgated thereunder and all applicable NASDAQ listing agreements and requirements. This Agreement will constitute, and all other agreements contemplated hereby will constitute, when executed and delivered by AHC and APT, the valid and binding obligations of each corporation, enforceable in accordance with their respective terms.

     4.3  No Conflict.  The making and performance of this Agreement will not
(i) conflict with the Certificate of Incorporation or the By-laws of AHC or APT,
(ii) violate any laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which AHC or APT is a party or by which AHC or APT or any of its material assets, business, or operations may be bound or affected or (iii) result in any breach or termination of, or constitute a default under, or constitutean event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any material asset of AHC or APT under, or create any rights of termination, cancellation, or acceleration in any person under, any material agreement, arrangement, or commitment, or violate any provisions of any laws, ordinances, rules or regulations or any order, writ, injunction, or decree to which AHC or APT is a party or by which AHC or APT, or any of their material assets may be bound.

     4.4 Capitalization. The Authorized capital stock of AHC consists of 25,000,000 shares of Common Stock, par value $.01 and 1,000,000 shares of Preferred Stock, par value $.01. As of January 12, 1998, 16,788,228 shares of Common Stock, 821,496 shares of Series B Preferred Stock and 135,162 shares of Series C Preferred Stock were issued and outstanding. Such outstanding shares of Common Stock are duly authorized, validly issued, fully paid, and non-assessable. The AHC Merger Stock and the Series D Preferred Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable. As of December 31, 1998 there were outstanding options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock of AHC or obligating AHC to issue or sell an aggregate of 1,796,500 shares of Common Stock as set forth in the Disclosure Schedule.

     4.5 AHC Financial Statements. The financial statements of AHC (collectively the "AHC Financial Statements") included in AHC's SEC Reports (as hereinafter defined) present fairly, in all material respects, the financial position of AHC as of the respective dates and the results of its operations and other information for the periods covered in accordance with GAAP and in accordance with Regulation S-X of the SEC (subject, in the case of unaudited interim period financial statements, to normal and recurring year-end adjustments which, individually or collectively, are not material).


                                5.

            STOCKHOLDER APPROVALS; CLOSING DELIVERIES

     5.1 Stockholder Approvals. Subject to the satisfactory completion of all undertakings contemplated by this Agreement including all due diligence reviews and investigations by AHC which are deemed to be necessary by the Board of Directors of AHC, and the other provisions of this Agreement, the parties shall hold a closing (the "Closing") on the next business day (or such later date as the parties hereto may agree) following the business day on which the last of the conditions set forth in Articles 6 and 7 hereof is fulfilled or waived (such later date, the "Closing Date"), at 10:00 A.M. at the offices of Parker Duryee Rosoff & Haft, 529 Fifth Avenue, New York, New York 10017, or at such other time or place as the parties may agree upon.

     5.2 Closing Deliveries to APT and AHC. At the Closing, in addition to documents referred elsewhere, Sunstate and the Sunstate Shareholders shall deliver, or cause to be delivered, to AHC:

          5.2.1 a certificate, dated as of the Closing Date, executed by the Secretary of Sunstate and each of the Sunstate Shareholders, to the effect that representations and warranties contained in this Agreement are true and correct in all material respects at and as of the Closing Date and that Sunstate and the Sunstate Shareholders have complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by them on or prior to the Closing Date;

          5.2.2 an opinion of Sunstate's counsel, substantially in the form of Exhibit 5.2.2 attached;

          5.2.3 certificates representing Sunstate Stock owned by all of the Sunstate Shareholders; and

          5.2.4 such other documents as AHC or its counsel may reasonably require to evidence compliance with Article 7 hereof.

     5.3 Closing Deliveries to Sunstate. At the Closing, in addition to documents referred to elsewhere, AHC shall deliver to Sunstate:

          5.3.1 a cashier's check or evidence of compliance with the wiring instructions of Sunstate with regard to the cash component of the Merger Consideration;

          5.3.2 certificates representing the AHC Merger Stock and the Series D Preferred Stock issued to the Sunstate Shareholders in accordance with the instructions delivered to AHC by the Sunstate Shareholders;

          5.3.3 a certificate of AHC, dated as of the Closing Date, executed by the President or an Executive Vice President of AHC to the effect that the representations and warranties of AHC and APT contained in this Agreement are true and correct in all material respects and that AHC and APT have each complied with or performed in all material respects all terms, covenants, and conditions to be complied with or performed by AHC and APT on or prior to the Closing Date;

          5.3.4 an opinion of AHC's counsel, Parker Duryee Rosoff & Haft, substantially in the form of Exhibit 5.3.4 attached; and

          5.3.5 such other documents as Sunstate or it's counsel may reasonably require to evidence compliance with Article 6 hereof.


                                6.

                   CONDITIONS TO OBLIGATIONS OF
              THE SUNSTATE SHAREHOLDERS AND SUNSTATE

     The obligation of the Sunstate Shareholders and Sunstate to consummate the Closing is subject to the following conditions, any of which may be waived by it in their sole discretion:

     6.1 Compliance by AHC and APT. AHC and APT shall have performed and complied in all material respects with all agreements and conditions required by this Agreement including without limitation the obligations set forth in Section 2.2 to be performed or complied with by AHC or APT prior to or on the Closing Date;

     6.2 Accuracy of AHC's and APT's Representations. AHC's and APT's representations and warranties contained in this Agreement (including the AHC Disclosure Schedule) or any schedule, certificate, or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for such changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

     6.3 Documents. All documents and instruments required hereunder to be delivered by AHC to Sunstate at the Closing shall be delivered in form and substance reasonably satisfactory to Sunstate and its counsel, including, without limitation, resolutions of the Board of Directors of AHC to increase the number of directors on AHC's Board of Directors by two persons and appointing Roger D. Watson and William H. Shaw to serve on the Board of Directors until their successors are duly elected, and evidence of the filing of the Certificate of Designation for the Series D Preferred Stock.

     6.4 Agreements. AHC shall have entered into the following binding agreements with:

          6.4.1     Employment Agreement between APT and Shaw in the form of
Exhibit 6.4.1 hereto;

          6.4.2     Employment Agreement between APT and Watson in the form of
Exhibit 6.4.2 hereto; and

          6.4.3 Registration Rights Agreement in the form of Exhibit 1.4.4 hereto.

     6.5 Litigation. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (i) prevent the consummation of any of the transactions contemplated by this Agreement;
(ii) would cause any of the transaction contemplated by this Agreement to be rescinded following consummation; or (iii) materially affect adversely APT's right to operate or control the business of Sunstate or Sunstate's Subsidiaries.

     6.6 SGF Merger. The SGF Merger is closed subject only to the filing of such documents with the Secretaries of State of the States of Delaware and Georgia as are required by the respective corporate laws of such jurisdictions.


                                7.

            CONDITIONS TO AHC'S AND APT'S OBLIGATIONS

     AHC's and APT's obligation to consummate the Closing is subject to the following conditions, any of which may be waived by AHC or APT in their sole discretion:

     7.1 Compliance by Sunstate. Sunstate and the Sunstate Shareholders shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

     7.2 Accuracy of Representations of Sunstate. The representations and warranties of Sunstate and the Sunstate Shareholders contained in this Agreement (including the exhibits hereto and the Sunstate Disclosure Schedule) or any schedule, certificate, or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

     7.3 Third Party Consents. Sunstate and the Sunstate Shareholders shall have procured and delivered all third party consents deemed necessary by APT and AHC.

     7.4 Material Adverse Change. AHC shall be satisfied that nothing, which in the exercise of its discretion constitutes a material adverse change, shall have occurred subsequent to September 26, 1998 in the financial position, results of operations, assets, liabilities, or prospects of Sunstate and/or the Sunstate Subsidiaries.

     7.5 Litigation. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (i) prevent the consummation of any of the transactions contemplated by this Agreement,
(ii) would cause any of the transaction contemplated by this Agreement to be rescinded following consummation, or (iii) materially affect adversely APT's right to operate or control the business of Sunstate or Sunstate's Subsidiaries.

     7.6  Collateral Agreements.

          7.6.1 The Agreements referred to in paragraph 6.4 hereof shall be executed; and

          7.6.2 Sentz, Knight, and Scarboro shall have entered into a Non-Competition Agreement in the form of Exhibit 7.6 hereof with APT and AHC.

     7.7 Documents. All documents, instruments and actions required hereunder to be performed or delivered by Sunstate and/or the Sunstate Shareholders or each of them to AHC at the Closing shall be delivered in form and substance reasonably satisfactory to AHC and its counsel.

     7.8 SGF Merger. The SGF Merger is closed subject only to the filing of such documents with the Secretaries of State of the States of Delaware and Georgia as are required by the respective corporate laws of such jurisdictions.

     7.9 Acceptable Financing. AHC shall have secured appropriate financing on terms and conditions acceptable to AHC's Board of Directors.

     7.10 Due Diligence. The completion, to AHC's satisfaction of all due diligence review with respect to the business, assets, financial condition, prospects and otherwise of Sunstate and its Subsidaries that is deemed necessary by AHC's Board of Directors, including without limitation, all tests, studies analyses, legal and regulatory audits or reviews.

     7.11 Shareholder Approval. Approval of the Merger by the Shareholders of AHC as determined by the vote of such shareholders at an annual meeting duly held and organized in accordance with the terms of the Exchange Act and the DGCL shall have been obtained by the Board of Directors of AHC.

                                8.

             REMEDIES FOR BREACHES OF THIS AGREEMENT

     8.1 Survival. All representations, warranties, covenants and agreements contained in this Agreement, and any financial statements, deeds, certificates (including closing certificates), instruments, schedules or other documents delivered pursuant hereto or otherwise in connection herewith will survive the execution and delivery of this Agreement, regardless of any investigation made by APT, AHC, or on behalf of either, for a period of five years from the Closing Date, except for (i) those representations and warranties contained in
Section 3.8 which shall survive until the expiration of all applicable statutes of limitation with respect thereto and (ii) those representations and warranties contained in Sections 3.1, 3.2, 3.4 and 3.12 which shall continue in full force and effect forever.

     8.2 Indemnification. The Sunstate Shareholders jointly and severally agree to indemnify AHC and APT or their respective officers, directors, Sunstate Shareholders, employees, agents or affiliates (each an "Alpha Indemnitee") and each of them, from and against all losses, liabilities, obligations, costs, expenses, damages, judgments of any kind or nature whatsoever (including reasonable attorneys', accountants' and experts' fees, disbursements of counsel, and other costs and expenses) incurred by any of them ("Losses"), from, arising out of, relating to, in the nature of or caused by any breach of any representation or warranty contained in Section 3 hereof and of the SGF
Merger Agreement or in any certificate delivered by Sunstate, the Sunstate Shareholders, or the Shareholders of SGF or any of them in connection herewith or any breach or failure to perform or comply with any obligation, agreement or covenant made in this Agreement and the SGF Merger Agreement or in connection herewith or therewith.

     8.3  Third Party Claims.

          8.3.1     If any party entitled to be indemnified pursuant to this
Article 8 receives notice of the assertion by any third party of a claim or the commencement by such third person of any action (an "Indemnifiable Claim") with respect to which another party hereto (an "Indemnifying Party") is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the "Claim Notice") of the Indemnifiable Claim; provided that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that any damages directly resulted from, or were caused by, such failure.

          8.3.2 The Indemnifying Party shall have thirty days after receipt of the Claim Notice to undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying
Party in connection therewith; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld), provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party, and (ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party's consent. So long as the Indemnifying Party is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party's consent, which consent shall not be unreasonably withheld.

          8.3.3 If the Indemnifying Party does not notify the Indemnified Party within thirty days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnified Party shall have the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of such Indemnifiable Claim.

     8.4 Indemnification Non-Exclusive. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common-law remedy any party may have for breach of representation, warranty, covenant or agreement.

     8.5 Pending Indemnity Claims. The proceeds from the sale of any Alpha Merger Stock by a Sunstate Shareholder, in accordance with the terms of Article 1 hereof and the Registration Rights Agreement, during a period in which an Indemnifiable Claim is outstanding or pending shall be placed into an escrow account acceptable to AHC pending the resolution of such Indemnifiable
Claim.


                                9.

                           TERMINATION

     9.1 Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing as follows:

          9.1.1     by mutual consent of the parties;

          9.1.2 by either Sunstate or AHC following the insolvency or bankruptcy of a party hereto, or if any one or more of the conditions to Closing set forth in Article 6 or Article 7 shall become incapable of fulfillment and such condition or breach shall not have been waived by the party for whose benefit the condition was established; and

          9.1.3 by AHC or APT if either determines the representations and warranties made by the Sunstate Shareholders in this Agreement were not true and correct at and as of the date of this Agreement.

          9.1.4 by AHC or APT if the results, determinations, indications or findings of any of the due diligence review undertaken by them prior to Closing, regarding the business, assets, financial condition, prospects and otherwise of Sunstate and its Subsidiaries (including, without limitation, all tests, analyses, legal and regulatory audits and reviews, including Phase I environmental analyses of the Real Property) is, in the opinion of AHC's Board of Directors, unacceptable.

          9.1.5 by AHC or APT if AHC fails to obtain adequate financing for the Merger on terms and conditions acceptable to the Board of Directors of AHC.


     9.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 9.1 above, all obligations of the parties hereunder shall terminate without any liability to the other party (except for any liability of the party then in breach); provided, however, that the confidentiality provisions contained herein shall survive termination.


                               10.

                       ADDITIONAL COVENANTS

     10.1 Mutual Cooperation. The parties hereto will cooperate with each other, and will use all reasonable efforts to cause the fulfillment of the conditions to the parties' obligations hereunder and to obtain as promptly as possible all consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement.

     10.2 Changes in Representations and Warranties of a Party. Between the date of this Agreement and the Closing Date, no party shall directly or indirectly, enter into any transaction, take any action, or by inaction permit an event to occur, which would result in any of the representations and warranties of any party herein contained not being true and correct at and as of (a) the time immediately following the occurrence of such transaction or event or (b) the Closing Date. A party shall promptly give written notice to the other parties upon becoming aware of (A) any fact which, if known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement and (B) any impending or threatened breach in any material respect of any of the representations and warranties contained in this Agreement and with respect to the latter shall use all reasonable efforts to remedy same.


                               11.

                             BROKERS

     11.1 Brokers. AHC and APT represent to Sunstate and the Sunstate Shareholders, and Sunstate and the Sunstate Shareholders represent to AHC and APT, that, other than as set forth on Schedule 11.1, hereto, there is no other broker or finder entitled to a fee or other compensation for bringing the parties together to effect the Merger, and that the payment of such fees or other compensation as described on Schedule 11.1 is true and accurate in all respects and such amounts are to be paid in the manner, and by the parties, set forth thereon.


                               12.

                          MISCELLANEOUS

     12.1 Expenses. Except as otherwise provided herein, each of the Sunstate Shareholders and AHC shall pay their own expenses incident to the negotiation, preparation, and carrying out of this Agreement, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, irrespective of whether or not the transactions contemplated hereby are consummated. It is agreed that expenses associated with this transaction attributable to Sunstate shall not exceed $50,000.

     12.2 Survival of Representations, Warranties and Covenants. All statements contained in this Agreement or in any certificate delivered by or on behalf of Sunstate, Sunstate's Subsidiaries, the Sunstate Shareholders, AHC or APT pursuant hereto, or in connection with the transactions contemplated hereby shall be deemed representations, warranties and covenants by the Sunstate Shareholders, AHC or APT, as the case may be, hereunder. All representations, warranties, and covenants made by the Sunstate Shareholders, Sunstate, AHC or APT in this Agreement, or pursuant hereto, shall survive the Closing in accordance with the terms of Section 8.1 hereof.

     12.3 Publicity. The parties hereto shall not issue any press release or make any other public statement, in each case, relating to, connection with or arising out of this Agreement or the transactions contemplated hereby, without obtaining the prior approval of the other, which shall not be unreasonably withheld or delayed, except that prior approval shall not be required if, in the reasonable judgment of AHC, prior approval by Sunstate or the Sunstate Shareholders would prevent the timely dissemination of such release or statement in violation of applicable Federal securities laws, rules or regulations or policies of the Nasdaq Small Cap Market.

     12.4 Nondisclosure. The Sunstate Shareholders will not at any time after the date of this Agreement, without AHC's consent, divulge, furnish to or make accessible to anyone any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, material, devices or ideas or know-how, whether patentable or not, with respect to any confidential or secret aspects of APT (including, without limitation, customer lists, supplier lists and pricing arrangements with customers or suppliers) ("Confidential Information"). AHC will not at any time after the date of this Agreement use, divulge, furnish to or make accessible to anyone any Confidential Information (other than to its representatives as part of its due diligence or corporate investigation). Any information, which (i) at or prior to the time of disclosure by either Sunstate or AHC was generally available to the public through no breach of this covenant, (ii) was available to the public on a nonconfidential basis prior to its disclosure by either Sunstate, the Sunstate Shareholders or AHC or (iii) was made available to the public from a third party provided that such third party did not obtain or disseminate such information in breach of any legal obligation of Sunstate or AHC, shall not be deemed Confidential Information for purposes hereof, and the undertakings in this covenant with respect to Confidential Information shall not apply thereto. If this Agreement is terminated pursuant to the provisions of Article 8 or any other express right of termination set forth in this Agreement, AHC shall return to Sunstate all copies of all Confidential Information previously furnished to it by Sunstate.

     12.5 Succession and Assignments; Third Party Beneficiaries. This Agreement may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other party. Any attempted assignment in violation of this Section shall be void and ineffective for all purposes. In the event of an assignment permitted by this Section, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. There shall be no third party beneficiaries of this Agreement.

     12.6 Notices. All notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be (i) sent by facsimile transmission, (ii) sent by the United States Postal Service, registered or certified mail, return receipt requested, or (iii) personally delivered by a nationally recognized express overnight courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section).

          12.6.1    To AHC and APT:

               Alpha Hospitality Corporation
               12 East 49th Street
               New York, New York  10017
               Attn:  Thomas W. Aro
               Fax No.:  (212) 750-5171

               With a copy to:

               Parker Duryee Rosoff & Haft
               529 Fifth Avenue
               New York, New York 10017
               Attn:  Herbert F. Kozlov, Esq.
               Fax No.: (212) 972-9488

                12.7 To Sunstate and the Sunstate Shareholders:

               Sunstate Manufactured Homes of Georgia
               d/b/a Peach State Homes
               P.O. Box 615
               Adel, Georgia  31620
               Fax No:

               Carroll E. Sentz
               32 E. Arch Dr.
               Lake Worth, Florida 33467

               Samuel B. Knight
               3975 N. Oak St. Exit, Apt. 613
               Valdosta, Georgia 31603

               William H. Shaw
               2808 Bud McKey
               Valdosta, Georgia 31602

               Roger D. Watson
               4603 Ridgeview Circle
               Valdosta, Georgia 31602

               John Scarboro
               605 Newton Drive
               Adel, Georgia 31620

               With a copy to:

               C. George Newbern
               Coleman, Talley, Newbern, Kurrie, Prescott & Holland
               P.O. Box 5437
               Valdosta, Georgia 31603-5437

Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address or sent by facsimile transmission, (ii) the fifth business day following the date deposited with the United States Postal Service, or (iii)
24 hours after shipment by such courier service.

     12.8 Construction; Selection of Forum.

          (a) This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

          (b) The parties hereby agree that the state and federal courts located in the State of New York, County of New York shall be the exclusive forum for the resolution of any disputes arising hereunder. The parties irrevocably consent to the jurisdiction and venue of such federal and state courts for such purposes and hereby waive any defenses as to improper venue, forum non conveniens and improper jurisdiction in connection herewith.

     12.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

     12.10 No Implied Waiver; Remedies. No failure or delay on the part of the parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights, powers, and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

     12.11 Entire Agreement. This Agreement, including the Exhibits and Disclosure Schedules attached hereto, sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written as to the subject matter hereof, and cannot be amended or changed except in writing, signed by the parties.

     12.12 Headings. The headings of the Sections of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

     12.13 Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted hereof and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.


    IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

ATTEST:                            SUNSTATE MANUFACTURED HOMES
                                   OF GEORGIA, INC. d/b/a Peachstate
                                   Manufactured Homes of Georgia


                                         By:
Name:                                    Name:
Title:                                   Title:


ATTEST:                            ALPHA HOSPITALITY CORP.


                                         By:
Name:                                    Name:
Title:                                   Title:

ATTEST:                            ALPHA PEACH TREE CORPORATION


                                         By:
Name:                                    Name:
Title:                                   Title:



                                        Carroll E. Sentz



                                        William H. Shaw



                                        Samuel B. Knight



                                        Roger D. Watson



                                        John Scarboro